Exhibit 99.1
Earnings Release

Investor Contact: Catalent, Inc. Paul Surdez 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Second Quarter Fiscal 2021 Results
•Q2'21 net revenue of $910.8 million increased 26% as-reported, or 24% in constant currency, compared to Q2'20. Organic, constant currency net revenue grew 17%, compared to Q2'20.
•Q2'21 net earnings of $88.4 million increased 94%, or 88% in constant currency, compared to Q2'20.
•Q2'21 Adjusted EBITDA of $223.5 million increased 31% as-reported, or 28% in constant currency, compared to Q2'20.
•Q2'21 Biologics segment net revenue of $403.9 million increased more than 75%, compared to Q2'20.
•Increasing guidance to reflect projected net revenue growth of 23-28% and Adjusted EBITDA growth of 26-33%, compared to projected net revenue growth in previous guidance of 16-22% and Adjusted EBITDA growth of 17-26%.

Somerset, N.J. - February 2, 2021 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies, development, and manufacturing solutions for drugs, biologics, cell and gene therapies, and consumer health products, today announced financial results for the second quarter of fiscal 2021, which ended December 31, 2020.
“Our second quarter results reflect robust organic growth in our Biologics segment, and our increased guidance reflects our expectation of continued strong results for these offerings for the remainder of our fiscal year. Additional capacity in our drug product and drug substance offerings will come on line in the second half of our fiscal year to help fight the pandemic and serve other critical patient needs,” said John Chiminski, Chair and Chief Executive Officer of Catalent, Inc.
Second Quarter 2021 Consolidated Results
Net revenue of $910.8 million increased 26% as reported, or 24% in constant currency, from the $721.4 million reported for the second quarter a year ago. Overall organic revenue growth (i.e., excluding the effect of acquisitions) was 17%.
Net earnings were $88.4 million. Accounting for the net earnings attributable to holders of Catalent’s Series A convertible preferred stock, net earnings attributable to common shareholders were $76.6 million, or $0.46 per basic share, compared to net earnings attributable to common shareholders of $34.3 million, or $0.23 per basic share, in the second quarter a year ago.

EBITDA from operations, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, was $205.9 million, an increase of $50.6 million from $155.3 million in the second quarter a year ago. Second quarter fiscal 2021 Adjusted EBITDA (see the GAAP to non-GAAP reconciliation provided later in this release) was $223.5 million, or 24.5% of net revenue, compared to $171.0 million, or 23.7% of net revenue, in the second quarter a year ago. This represents an increase of 30.7% as reported, and an increase of 27.8% on a constant-currency basis.
Adjusted Net Income (see the GAAP to non-GAAP reconciliation) was $114.4 million, or $0.63 per diluted share, compared to Adjusted Net Income of $72.0 million, or $0.45 per diluted share, in the second quarter a year ago.
Second Quarter 2021 Segment Review
Biologics
Net revenue from the Biologics segment was $403.9 million for the second quarter of fiscal 2021, an increase of 79% as reported and 76% in constant currency, compared to the second quarter a year ago. Segment EBITDA (see the GAAP to non-GAAP reconciliation provided later in this release) in the second quarter of fiscal 2021 was $135.5 million, an increase of 115% as reported and 109% in constant currency compared to the second quarter a year ago. Segment EBITDA margin was 33.5% in the second quarter of fiscal 2021 compared to 28.0% in the second quarter of the prior year.
Excluding the effect of acquisitions, net revenue increased 65% and segment EBITDA increased 104% compared to the three months ended December 31, 2019.
The Biologics segment represented 44% of Catalent’s total net revenue in the second quarter of fiscal 2021.
Softgel and Oral Technologies
Net revenue from the Softgel and Oral Technologies segment was $246.6 million for the second quarter of fiscal 2021, a decrease of 8% as reported or 10% in constant currency, compared to the second quarter a year ago. Segment EBITDA was $45.6 million in the second quarter of fiscal 2021, a decrease of 29% as reported, or 31% in constant currency, compared to the second quarter a year ago. Segment EBITDA margin was 18.5% in the second quarter of fiscal 2021 compared to 24.1% in the second quarter of the prior year.
The Softgel and Oral Technologies segment represented 27% of Catalent’s total net revenue in the second quarter of fiscal 2021.
Oral and Specialty Delivery
Net revenue from the Oral and Specialty Delivery segment was $169.9 million for the second quarter of fiscal 2021, an increase of 19% as reported and 17% in constant currency, over the second quarter a year ago. Segment EBITDA in the second quarter of fiscal 2021 was $44.2 million, an increase of 34% as reported, or 31% in constant currency, compared to the second quarter a year ago. Segment EBITDA margin was 26.0% in the second quarter of fiscal 2021 compared to 23.1% in the second quarter of the prior year.
Excluding the effect of acquisitions, net revenue increased 2% and segment EBITDA increased 9% compared to the three months ended December 31, 2019.
The Oral and Specialty Delivery segment represented 19% of Catalent’s total net revenue in the second quarter of fiscal 2021.
Clinical Supply Services
Net revenue from the Clinical Supply Services segment was $93.5 million for the second quarter of fiscal 2021, an increase of 6% as reported and 4% in constant currency, compared to the second quarter a year ago. Segment EBITDA in the second quarter of fiscal 2021 was $25.3 million, an increase of 5% as reported, or 2% in constant currency, compared to the second quarter a year ago. Segment EBITDA margin was 27.1% in the second quarter of fiscal 2021 compared to 27.3% in the second quarter of the prior year.
The Clinical Supply Services segment represented 10% of Catalent’s total net revenue in the second quarter of fiscal 2021.

Balance Sheet and Liquidity
As of December 31, 2020, Catalent had $3.1 billion in total debt, and $2.2 billion in total debt net of cash and short-term investments, compared to $2.1 billion in total net debt as of September 30, 2020. The current debt structure does not include any significant maturity until 2026.
Catalent’s net leverage ratio (see the GAAP to non-GAAP reconciliation provided later in this release) as of December 31, 2020 was 2.6x, compared to 2.6x at September 30, 2020 and 4.2x at December 31, 2019.
Fiscal Year 2021 Outlook
Catalent is raising its previously issued guidance to reflect second quarter performance and to account for higher net underlying demand, including increased demand related to COVID-19 treatments and vaccines, partially offset by lower demand in some offerings attributable to the effects of the pandemic.
The revised guidance assumes no major unforeseen change to either the current status of the COVID-19 pandemic generally or its effect on Catalent’s operations and business. The revised guidance does not assume the receipt of any vaccine or treatment order from any of our customers beyond what either has been received to date or is deemed required under executed take-or-pay arrangements. The revised guidance ranges are wider than the ranges we have forecasted in the previous few fiscal years due to the continuing uncertainty in both revenues and costs across our businesses engendered by the COVID-19 pandemic. The revised guidance projects:
•Net revenue for fiscal 2021 in the range of $3.80 billion to $3.95 billion, compared to the previous range of $3.58 billion to $3.78 billion;
•Adjusted EBITDA for fiscal 2021 in the range of $950 million to $1,000 million, compared to the previous range of $880 million to $950 million;
•Adjusted Net Income for fiscal 2021 in the range of $475 million to $525 million, compared to the previous range of $410 million to $470 million; and
•A fully diluted share count in the range of 180 million to 182 million shares on a weighted-average basis, which includes the outstanding Series A Convertible Preferred Stock as-if converted, compared to the previous range of 178 million to 180 million shares.
Earnings Webcast
The Company’s management will host a webcast to discuss the results at 8:15 a.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.
About Catalent, Inc.
Catalent, Inc. (NYSE: CTLT), an S&P 500® company, is the leading global provider of advanced delivery technologies, development, and manufacturing solutions for drugs, biologics, cell and gene therapies, and consumer health products. With over 85 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs more than 14,000 people, including approximately 2,500 scientists, at more than 45 facilities across four continents and in fiscal year 2020 generated over $3 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.
Non-GAAP Financial Measures

Use of EBITDA from operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA
Management measures operating performance based on consolidated earnings from operations before interest expense, expense (benefit) for income taxes, and depreciation and amortization, adjusted for the income or loss attributable to non-controlling interests (“EBITDA from operations”). EBITDA from operations is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations.
Catalent believes that the presentation of EBITDA from operations enhances an investor’s understanding of its financial performance. Catalent believes this measure is a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.
In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. Catalent believes that EBITDA from operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. Catalent presents EBITDA from operations in order to provide supplemental information that it considers relevant for the readers of its consolidated financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Catalent’s definition of EBITDA from operations may not be the same as similarly titled measures used by other companies.
Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income) expense, impairments, restructuring costs, interest expense, income tax expense (benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under Catalent’s credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, Catalent’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
Management also measures operating performance based on Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share. Adjusted Net Income (Loss) is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. Catalent believes that the presentation of Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share enhances an investor’s understanding of its financial performance. Catalent believes these measures are a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and Catalent uses these measures for business planning purposes. Catalent defines Adjusted Net Income (Loss) as net earnings (loss) adjusted for amortization attributable to purchase accounting and adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects of such cash and non-cash items. Catalent believes that Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share provides investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. Catalent’s definition of Adjusted Net Income (Loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable U.S. GAAP measure to EBITDA from operations, Adjusted EBITDA and Adjusted Net Income (Loss) is net earnings (loss). Included in this release is a reconciliation of net earnings (loss) to EBITDA from operations, Adjusted EBITDA and Adjusted Net Income.
Catalent does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable U.S. GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting, and analyzing future periods, Catalent does so primarily on a non-GAAP basis without preparing a U.S. GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on Catalent’s future hiring and retention needs, as well as the future fair market value of its common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, Catalent does not believe that a U.S. GAAP reconciliation would provide meaningful supplemental information about its outlook.

Use of Constant Currency
As changes in exchange rates are an important factor in understanding period-to-period comparisons, Catalent believes the presentation of results on a constant-currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. Catalent uses results on a constant-currency basis as one measure to evaluate its performance. Catalent calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. Catalent generally refers to such amounts calculated on a constant-currency basis as excluding the impact of foreign exchange or being on a constant-currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant-currency basis, as Catalent presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.
Forward-Looking Statements
This release contains both historical and forward-looking statements. All statements other than statements of historical fact, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would,” or other words or phrases with similar meanings. Similarly, statements that describe Catalent’s objectives, plans, or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent’s expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: the current or future effects of the COVID-19 pandemic on Catalent's and its clients' businesses; participation in a highly competitive market and increased competition that may adversely affect Catalent’s business; demand for its offerings, which depends in part on its customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect Catalent’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on Catalent’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to Catalent’s operations; inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products Catalent manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar against other currencies, including as a result of the U.K.’s exit from the European Union; adverse tax legislative or regulatory initiatives or challenges or adjustments to Catalent’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions or other transactions that may complement or expand its business or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired businesses and realizing anticipated benefits of such acquisitions; risks associated with timely and successfully completing, and correctly anticipating the future demand predicted for, capital expansion projects at existing facilities, offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions; additional cash contributions required to fund Catalent’s existing pension plans; substantial leverage that may limit its ability to raise additional capital to fund operations and react to changes in the economy or in the industry; and exposure to interest-rate risk to the extent of its variable-rate debt preventing it from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in Catalent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed August 31, 2020. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; dollars and shares in millions, except per share data)

	Three Months Ended December 31,		FX Impact	Constant Currency Increase/(Decrease)
	2020	2019		Change $	Change %
Net revenue	$910.8	$721.4	$17.9	$171.5	24%
Cost of sales	612.6	489.2	10.9	112.5	23%
Gross margin	298.2	232.2	7.0	59.0	25%
Selling, general, and administrative expenses	165.5	141.0	1.4	23.1	16%
Impairment charges and (gain) loss on sale of assets	0.6	1.7	—	(1.1)	(65)%
Restructuring and other	5.5	0.5	0.1	4.9	980%
Operating earnings	126.6	89.0	5.5	32.1	36%
Interest expense, net	25.9	34.9	0.2	(9.2)	(26)%
Other (income) expense, net	(8.3)	(4.4)	1.8	(5.7)	130%
Earnings before income taxes	109.0	58.5	3.5	47.0	80%
Income tax expense	20.6	13.0	0.7	6.9	53%
Net earnings	$88.4	$45.5	$2.8	$40.1	88%
Less: Net earnings attributable to preferred shareholders	(11.8)	(11.2)	—	—	—%
Net earnings attributable to common shareholders	$76.6	$34.3	$—	$—	—%

Weighted average shares outstanding - basic	167.1	146.1
Weighted average diluted shares outstanding - diluted	169.3	147.7

Earnings per share:
Basic
Net earnings	$0.46	$0.23
Diluted
Net earnings	$0.45	$0.23

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; dollars in millions)

	Three Months Ended December 31,		FX Impact	Constant Currency Increase/(Decrease)
	2020	2019		Change $	Change %
Biologics
Net revenue	$403.9	$225.2	$7.9	$170.8	76%
Segment EBITDA	135.5	63.0	3.9	68.6	109%
Softgel and Oral Technologies
Net revenue	246.6	267.9	5.2	(26.5)	(10)%
Segment EBITDA	45.6	64.5	1.0	(19.9)	(31)%
Oral and Specialty Delivery
Net revenue	169.9	143.2	2.7	24.0	17%
Segment EBITDA	44.2	33.1	0.9	10.2	31%
Clinical Supply Services
Net revenue	93.5	87.9	2.0	3.6	4%
Segment EBITDA	25.3	24.0	0.9	0.4	2%
Inter-segment revenue elimination	(3.1)	(2.8)	0.1	(0.4)	(14)%
Unallocated costs	(44.7)	(29.3)	(2.1)	(13.3)	(45)%
Combined totals
Net revenue	$910.8	$721.4	$17.9	$171.5	24%

EBITDA from operations	$205.9	$155.3	$4.6	$46.0	30%

Refer to Catalent's description of non-GAAP measures, including segment EBITDA and EBITDA from operations as referenced above.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; dollars in millions, except per share amounts)

	Six Months Ended December 31,		FX impact	Constant Currency Increase/(Decrease)
	2020	2019		Change $	Change %
Net revenue	$1,756.5	$1,386.1	$27.6	$342.8	25%
Cost of sales	$1,209.4	976.2	16.7	216.5	22%
Gross margin	547.1	409.9	10.9	126.3	31%
Selling, general and administrative expenses	330.2	283.8	2.4	44.0	16%
Impairment charges and (gain) loss on sale of assets	2.4	1.5	—	0.9	60%
Restructuring and other	6.4	1.2	0.1	5.1	425%
Operating earnings	208.1	123.4	8.4	76.3	62%
Interest expense, net	51.2	71.2	0.4	(20.4)	(29)%
Other (income) expense, net	(19.5)	0.5	3.3	(23.3)	*
Earnings before income taxes	176.4	51.7	4.7	120.0	232%
Income tax expense	5.6	6.1	0.6	(1.1)	(18)%
Net earnings	$170.8	$45.6	$4.1	$121.1	266%
Less: Net earnings attributable to preferred shareholders	(25.4)	(18.7)	—	—	—%
Net earnings attributable to common shareholders	$145.4	$26.9	$—	$—	—%

Weighted average shares outstanding - basic	165.6	145.9
Weighted average diluted shares outstanding - diluted	168.1	147.8

Earnings per share:
Basic
Net earnings	$0.88	$0.18
Diluted
Net earnings	$0.87	$0.18
 *Percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; dollars in millions)

	Six Months Ended December 31,		FX Impact	Constant Currency Increase/(Decrease)
	2020	2019		Change $	Change %
Biologics
Net revenue	$781.0	$413.8	$11.2	$356.0	86%
Segment EBITDA	242.0	98.8	5.0	138.2	140%
Softgel and Oral Technologies
Net revenue	467.7	528.5	7.2	(68.0)	(13)%
Segment EBITDA	83.4	110.9	1.8	(29.3)	(26)%
Oral and Specialty Delivery
Net revenue	328.2	275.8	5.6	46.8	17%
Segment EBITDA	65.6	60.8	2.0	2.8	5%
Clinical Supply Services
Net revenue	186.2	172.5	3.5	10.2	6%
Segment EBITDA	50.3	45.6	1.6	3.1	7%
Inter-segment revenue elimination	(6.6)	(4.5)	0.1	(2.2)	(49)%
Unallocated costs	(73.6)	(70.7)	(3.8)	0.9	1%
Combined totals
Net revenue	$1,756.5	$1,386.1	$27.6	$342.8	25%

EBITDA from operations	$367.7	$245.4	$6.6	$115.7	47%

Refer to Catalent's description of non-GAAP measures, including segment EBITDA and EBITDA from operations as referenced above.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings to EBITDA from Operations and Adjusted EBITDA*
(Unaudited; dollars in millions)

	Three months ended
	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Net earnings	$45.5	$20.9	$154.2	$82.4	$88.4
Interest expense, net	34.9	34.4	20.5	25.3	25.9
Income tax expense (benefit)	13.0	8.8	24.8	(15.0)	20.6
Depreciation and amortization	61.9	64.8	66.4	69.1	71.0
EBITDA from operations	155.3	128.9	265.9	161.8	205.9
Stock-based compensation	10.3	8.6	12.6	18.7	11.4
Impairment charges and (gain) loss on sale of assets	1.7	0.6	3.4	1.8	0.6
Financing-related expenses and other	—	16.0	0.2	—	—
Restructuring and other	0.5	1.3	3.0	0.9	5.5
Acquisition, integration, and other special items	7.5	7.5	10.6	4.0	9.2
Foreign exchange loss (gain) (included in other, net)	5.5	(3.8)	(0.1)	(3.8)	(2.6)
Other adjustments	(9.8)	26.3	(28.2)	(9.0)	(6.5)
Adjusted EBITDA	$171.0	$185.4	$267.4	$174.4	$223.5
FX impact					4.9
Adjusted EBITDA at constant currency					$218.6

* Refer to Catalent's description of non-GAAP measures, including EBITDA from operations and Adjusted EBITDA as referenced above.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings to Adjusted Net Income*
(Unaudited; dollars in millions, except per share data)

	Three months ended
	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Net earnings	$45.5	$20.9	$154.2	$82.4	$88.4
Amortization (1)	21.8	23.0	22.5	22.9	23.0
Stock-based compensation	10.3	8.6	12.6	18.7	11.4
Impairment charges and (gain) loss on sale of assets	1.7	0.6	3.4	1.8	0.6
Financing-related expenses	—	16.0	0.2	—	—
Restructuring and other	0.5	1.4	3.0	0.9	5.5
Acquisition, integration, and other special items	7.5	7.6	10.6	4.0	9.2
Foreign exchange loss (gain) (included in other, net)	5.5	(3.9)	(0.1)	(3.8)	(2.6)
Other adjustments(2)	(9.8)	26.2	(28.3)	(9.0)	(6.5)
Estimated tax effect of adjustments(3)	(10.5)	(17.7)	(7.0)	(8.6)	(10.7)
Discrete income tax (benefit) expense items(4)	(0.5)	0.2	(16.7)	(31.2)	(3.9)
Adjusted net income (ANI)	$72.0	$82.9	$154.4	$78.1	$114.4

Weighted average shares outstanding - basic	146.1				167.1
Weighted average diluted shares outstanding - diluted	147.7				169.3

Earnings per share:
Net earnings per share - basic	$0.23				$0.46
Net earnings per share - diluted	$0.23				$0.45

ANI per share:
ANI per share - basic	$0.49				$0.68
ANI per share - diluted (5)	$0.45				$0.63

* Refer to Catalent's description of non-GAAP measures, including Adjusted Net Income as referenced above.

(1) Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2) Represents unrealized (gains) losses related to the fair value of the derivative liability associated with the Series A convertible preferred stock.

(3) The tax effect of adjustments to Adjusted Net Income are computed by applying the statutory tax rate in the jurisdictions to the income or expense items that are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.

(4) Discrete period income tax expense (benefit) items are unusual or infrequently occurring items, primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior-year tax position, deferred tax impact of changes in tax law, and purchase accounting.
(5) Represents Adjusted Net Income divided by the weighted average sum of (a) the number of shares of Common Stock outstanding, plus (b) the number of shares of Common Stock that would be issued assuming exercise or vesting of all potentially dilutive instruments, plus (c) the number of shares of Common Stock equivalent to the shares of Series A Preferred Stock outstanding under the "if-converted" method. For the three months ended December 31, 2020 and 2019, the weighted average was 180.2 and 160.8, respectively.

Catalent, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; dollars in millions)

	December 31, 2020	June 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$833.1	$953.2
Trade receivables, net	771.5	838.1
Inventories	461.3	323.8
Prepaid expenses and other	453.0	177.9
Total current assets	2,518.9	2,293.0
Property, plant, and equipment, net	2,129.8	1,900.8
Other non-current assets, including intangible assets	3,549.4	3,582.7
Total assets	$8,198.1	$7,776.5

LIABILITIES, REDEEMABLE PREFERRED STOCK, AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$72.0	$72.9
Accounts payable	356.9	321.0
Other accrued liabilities	595.1	499.3
Total current liabilities	1,024.0	893.2
Long-term obligations, less current portion	2,983.8	2,945.1
Other non-current liabilities	375.8	432.8
Redeemable preferred stock	359.0	606.6
Total shareholders' equity	3,455.5	2,898.8
Total liabilities, redeemable preferred stock, and shareholders' equity	$8,198.1	$7,776.5

Catalent, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	Six Months Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$223.7	$145.9
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, equipment, and other productive assets	(338.9)	(152.2)
Proceeds from sale of property and equipment	0.3	—
Proceeds from sale of subsidiaries	—	20.8
Payment for acquisitions, net of cash acquired	(14.8)	(10.7)
Payments for investments	(1.0)	(2.0)
Net cash used in investing activities	(354.4)	(199.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in other borrowings	1.5	(5.9)
Payments related to long-term obligations	(54.8)	(51.5)
Dividends paid	(13.0)	(20.0)
Proceeds from sale of common stock, net	81.8	—
Other financing activities	3.7	—
Cash paid, in lieu of equity, for tax withholding obligations	(26.4)	(24.4)
Net cash used in financing activities	(7.2)	(101.8)
Effect of foreign currency exchange on cash	17.8	(1.4)
NET DECREASE IN CASH AND EQUIVALENTS	(120.1)	(156.5)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	953.2	345.4
CASH AND EQUIVALENTS AT END OF PERIOD	$833.1	$188.9

Catalent, Inc. and Subsidiaries
Reconciliation of Segment EBITDA to Net Earnings
(Unaudited; dollars in millions, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Biologics	$135.5	$63.0	$242.0	$98.8
Softgel and Oral Technologies	45.6	64.5	83.4	110.9
Oral and Specialty Delivery	44.2	33.1	65.6	60.8
Clinical Supply Services	25.3	24.0	50.3	45.6
Sub-Total	$250.6	$184.6	$441.3	$316.1
Reconciling items to net earnings
Unallocated costs (1)	(44.7)	(29.3)	(73.6)	(70.7)
Depreciation and amortization	(71.0)	(61.9)	(140.1)	(122.5)
Interest expense, net	(25.9)	(34.9)	(51.2)	(71.2)
Income tax expense	(20.6)	(13.0)	(5.6)	(6.1)
Net earnings	$88.4	$45.5	$170.8	$45.6
(1) Unallocated costs include restructuring and special items, equity-based compensation, impairment charges, certain other corporate directed costs, and other costs that are not allocated to the segments.

Catalent, Inc. and Subsidiaries
Calculation of Net Leverage Ratio
(Unaudited; dollars in millions)

	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Total Secured Debt	$1,268.9	$1,130.5	$928.5	$926.5	$924.6
Total Unsecured Debt	1,628.1	2,068.2	2,089.5	2,132.2	2,131.2
Total Debt	2,897.0	3,198.7	3,018.0	3,058.7	3,055.8
Cash and Cash Equivalents	188.9	608.4	953.2	1,007.0	833.1
Total Net Debt	2,708.1	2,590.3	2,064.8	2,051.7	2,222.7
Adjusted EBIDTA
Q3 2019	154.3
Q4 2019	199.4	199.4
Q1 2020	127.1	127.1	127.1
Q2 2020	171.0	171.0	171.0	171.0
Q3 2020		185.4	185.4	185.4	185.4
Q4 2020			267.4	267.4	267.4
Q1 2021				174.4	174.4
Q2 2021					223.5
LTM Adjusted EBITDA	$651.8	$682.9	$750.9	$798.2	$850.7
Net Sr. Secured Debt / Adj. EBITDA	1.7x	0.8x	n.a.[1]	n.a.[1]	0.1x
Net Debt / Adj. EBITDA	4.2x	3.8x	2.8x	2.6x	2.6x
1 Cash and cash equivalents exceed total secured debt